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                                                                      Exhibit 16

                                                                        [Magten]

                             TERMINATION AGREEMENT


  TERMINATION AGREEMENT ("Agreement") dated as of the 29th day of November, 1995, by and between REVCO D.S., INC., a Delaware corporation (the "Company"), and MAGTEN ASSET MANAGEMENT CORPORATION, as agent for and on behalf of individual investment advisory clients, a Delaware corporation (as used herein, the term "Stockholder" shall mean Magten Asset Management Corporation, as agent for and on behalf of such investment advisory clients).

                                    RECITALS

  WHEREAS, the Company and the Stockholder previously entered into a Registration Rights Agreement dated as of January 20, 1993 (the "Existing Agreement");

  WHEREAS, Rite Aid Corporation, a Delaware corporation ("Parent"), Ocean Acquisition Corporation, a Delaware corporation ("Sub") and the Company intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will commence a cash tender offer for the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Offer") and subsequent thereto, Sub will be merged with and into the Company;

  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required the Company and the Stockholder to terminate the Existing Agreement.

                                   AGREEMENTS

  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

  1. Effective as of the consummation of the Offer, the Existing Agreement will be terminated and will be of no further force and effect. Accordingly, effective as of the consummation of the Offer, the parties hereto will have no rights or obligations with respect to the Existing Agreement, all of which rights and obligations will be void and of no further force and effect.

  2. This Agreement will be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

  3. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
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  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


REVCO D.S., INC.                        MAGTEN ASSET MANAGEMENT
                                            CORPORATION, as agent for
                                            and on behalf of individual
                                            investment advisory clients


By:  /s/ D. Dwayne Hoven                By:  /s/ Talton R. Embry
     -------------------------               -------------------------
     Name: D. Dwayne Hoven                   Name: Talton R. Embry
     Title: President and Chief              Title: Chairman
            Executive Officer


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